UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2018

Commission File Number 1-11459	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No. 23-2758192

PPL Corporation

(Exact name of Registrant as specified in its charter)

(Pennsylvania)

Two North Ninth Street

Allentown, PA 18101-1179

(610) 774-5151

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.

On May 8, 2018, PPL Corporation (the “Company”) entered into separate forward sale agreements relating to 55,000,000 shares of the Company’s common stock, par value $.01 per share, documented under individual confirmations subject to separate master agreements and incorporating certain other terms (together, the “Original Forward Sale Agreements”) with each of JPMorgan Chase Bank, National Association, London Branch and Barclays Bank PLC, acting in their capacity as forward counterparties (the “Forward Counterparties”). On May 10, 2018, the underwriters exercised in full an over-allotment option that they had been granted by the Company pursuant to the underwriting agreement described below relating to an additional 8,250,000 shares of the Company’s common stock. In connection therewith, the Company and each of the Forward Counterparties entered into additional forward sale agreements relating to such number of shares, documented under individual confirmations subject to separate master agreements and incorporating certain other terms (together, the “Additional Forward Sale Agreements”).

In connection with the Original Forward Sale Agreements and the Additional Forward Sale Agreements (each, a “Forward Sale Agreement” and collectively, the “Forward Sale Agreements”), the Company entered into an Underwriting Agreement on May 8, 2018 (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, Barclays Capital Inc. and Citigroup Global Markets Inc., as representatives of the several underwriters named therein, and the Forward Counterparties, pursuant to which the Forward Counterparties borrowed from third parties and sold to the underwriters an aggregate of 63,250,000 shares.

Upon physical settlement of each Forward Sale Agreement, the Company will receive from the relevant Forward Counterparty an amount equal to the net proceeds of the corresponding borrowed shares of common stock sold pursuant to the Underwriting Agreement, subject to certain adjustments pursuant to each Forward Sale Agreement. The Company will receive such amount at a forward sale price that initially will be $26.7057 per share (which is the per share proceeds, before expenses, to the Company), which will be subject to certain adjustments pursuant to each Forward Sale Agreement.

The Company expects each Forward Sale Agreement to settle on or prior to November 8, 2019. The Company may, subject to certain conditions, elect to accelerate the settlement of all or a portion of the number of shares of common stock underlying such Forward Sale Agreement and the relevant Forward Counterparty may accelerate settlement of its Forward Sale Agreement upon the occurrence of certain events.

On a settlement date, if the Company decides to physically settle a Forward Sale Agreement, the Company will issue and deliver shares of common stock to the relevant Forward Counterparty under its Forward Sale Agreement at the then-applicable forward sale price. Each Forward Sale Agreement provides that the forward sale price will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the federal funds rate, less a spread, and will be decreased on certain dates by amounts related to expected dividends on shares of the Company’s common stock during the term of such Forward Sale Agreement. If the federal funds rate is less than the spread for any day, the interest rate factor will result in a reduction of the forward sale price for such day.

Except under circumstances described in each Forward Sale Agreement, the Company has the right to elect physical, cash or net share settlement under such Forward Sale Agreement. Although the Company expects to settle the Forward Sale Agreements entirely by physical delivery to the Forward Counterparties of shares of the Company’s common stock in exchange for cash proceeds, the Company may, subject to certain conditions, elect cash settlement or net share settlement for all or a portion of its obligations under each Forward Sale Agreement. In connection with cash or net share settlement, the Company would expect each Forward Counterparty or its affiliate to purchase shares of the Company’s common stock in the open market for delivery to third party stock lenders in order to close out its, or its affiliate’s, hedge position in respect of the relevant Forward Sale Agreement and, if applicable in connection with net share settlement, to deliver shares to the Company. If the price at which such Forward Counterparty or its affiliate makes such purchases exceeds the applicable forward sale price minus a fixed fee of $0.01, the Company would have to, in the case of cash settlement, pay to the Forward Counterparty a cash amount equal to the difference multiplied by the number of shares of the Company’s common stock underlying the Forward Sale Agreement (or the portion of such agreement) that is being settled, or, in the case of net share settlement, deliver to the Forward Counterparty a number of shares of the Company’s common stock having a market value equal to such total amount. Conversely, in connection with cash or net share settlement, if the price at which such Forward Counterparty or its affiliate makes such purchases is less than the applicable forward sale price minus a fixed fee of $0.01, then the Forward Counterparty would have to, in the case of cash settlement, pay to the Company a cash amount equal to the difference multiplied by the number of shares of the Company’s common stock underlying the Forward Sale Agreement (or the portion of such agreement) that is being settled, or, in the case of net share settlement, deliver to the Company a number of shares of the Company’s common stock having a market value equal to such total amount.

Each Forward Counterparty will have the right to accelerate its Forward Sale Agreement (with respect to all or any portion of the transaction under such Forward Sale Agreement that such Forward Counterparty determines is affected) and require the Company to physically settle such Forward Sale Agreement on a date of its choosing if: (i) in its commercially reasonable judgment, it or its affiliate either (a) is unable to hedge its exposure under any applicable forward sale agreement because of the lack of sufficient shares of the Company’s common stock being made available for borrowing by lenders; or (b) would incur a cost to borrow shares of the Company’s common stock to hedge its exposure under any applicable Forward Sale Agreement that exceeds a specified threshold; (ii) the Company declares any distribution, issue or dividend to existing holders of the Company’s common stock with a record date occurring during the term of any applicable forward sale agreement and payable in either (a) cash in excess of a specified amount (other than extraordinary dividends); (b) securities of another company acquired or owned by us as a result of a spin-off or other similar transaction; or (c) any other type of securities (other than the Company’s common stock), rights, warrants or other assets for payment at less than the prevailing market price, as determined by the Forward Counterparty; (d) the Company issues extraordinary dividends; (e) certain ownership thresholds applicable to the Forward Counterparty are exceeded; (f) certain “Events of Default” or “Termination Events” (as defined in documentation published by the International Swaps and Derivatives Association, Inc.) occur, including, among other things, any material misrepresentation by the Company under any applicable forward sale agreement or certain bankruptcy or insolvency events relating to the Company; or (g) an event is announced that, if consummated, would result in an “Extraordinary Event” (as defined in each Forward Sale Agreement), including, among other things, certain mergers and tender offers, a change in law and certain events involving the Company’s nationalization or the delisting of the Company’s common stock.

Notwithstanding the foregoing, if a Forward Counterparty requests physical settlement in connection with certain mergers or tender offers, in certain circumstances the Company may elect cash or net share settlement for some or all of the shares for which physical settlement had been so requested.

Each Forward Counterparty’s decision to exercise its right to accelerate the settlement of its Forward Sale Agreement will be made irrespective of the Company’s interests, including the Company’s need for capital, and could result in dilution to the Company’s earnings per share and return on equity.

The description of the Forward Sale Agreements set forth above does not purport to be complete and is qualified in its entirety by reference to the terms and conditions of the Forward Sale Agreements, which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and are incorporated herein by reference.

Item 8.01. Other Events.

On May 8, 2018, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, Barclays Capital Inc. and Citigroup Global Markets Inc., as representatives of the several underwriters named therein, and the Forward Counterparties, relating to the registered public offering and sale by the Forward Counterparties of 55,000,000 shares of the Company’s common stock, par value $.01 per share. On May 10, 2018, the underwriters exercised in full their over-allotment option to purchase an additional 8,250,000 shares of the Company’s common stock pursuant to the Underwriting Agreement.

The description of the Underwriting Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the terms and conditions of the Underwriting Agreement, which is filed as Exhibit 99.1 and incorporated herein by reference.

In connection with the issuance and sale of the shares of common stock, the Company is also filing a legal opinion regarding the validity of the shares of common stock as Exhibit 5.1 for the purpose of incorporating the opinion into the Company’s Registration Statement (No. 333-223142).

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

Exhibit 5.1	Opinion of Frederick C. Paine, Esq., regarding the validity of the shares of Common Stock.

Exhibit 10.1	Confirmation of Forward Sale Transaction, dated May 8, 2018, between the Company and JPMorgan Chase Bank, National Association, London Branch.

Exhibit 10.2	Confirmation of Forward Sale Transaction, dated May 8, 2018, between the Company and Barclays Bank PLC.

Exhibit 10.3	Additional Confirmation of Forward Sale Transaction, dated May 10, 2018, between the Company and JPMorgan Chase Bank, National Association, London Branch.

Exhibit 10.4	Additional Confirmation of Forward Sale Transaction, dated May 10, 2018, between the Company and Barclays Bank PLC.

Exhibit 23.1	Consent (included as part of Exhibit 5.1).

Exhibit 99.1	Underwriting Agreement, dated May 8, 2018, among the Company, J.P. Morgan Securities LLC, Barclays Capital Inc. and Citigroup Global Markets Inc., as representatives of the several underwriters named therein, and JPMorgan Chase Bank, National Association, London Branch, and Barclays Bank PLC, acting in their capacity as forward counterparties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Stephen K. Breininger
Stephen K. Breininger Vice President and Controller

Dated: May 11, 2018